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Exhibit 12.02

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS

	Year ended December 31,					Nine Months Ended September 30,
In millions of dollars, except for ratios	2009(2)(3)(4)(5)	2008(2)(3)(4)	2007(2)(3)(4)	2006(3)(4)(5)(6)	2005(3)(4)(5)(6)	2010(1)(2)(3)(4)	2009(2)(3)(4)(5)
EXCLUDING INTEREST ON DEPOSITS:
Fixed Charges
Interest expense (other than interest on deposits)	$17,530	$33,027	$48,387	$34,743	$22,298	$12,491	$13,190
Interest factor in rent expense	522	734	623	556	502	369	417
Dividends—Preferred Stock	22,708	2,830	51	93	98	0	3,400

Total fixed charges	$40,760	$36,591	$49,061	$35,392	$22,898	$12,860	$17,007

Income
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	$(7,799)	$(52,355)	$646	$28,489	$28,557	$12,124	$7,294
Fixed charges (excluding preferred stock dividends)	18,052	33,761	49,010	35,299	22,800	12,860	13,607

Total income	$10,253	$(18,594)	$49,656	$63,788	$51,357	$24,984	$20,901

Ratio of income to fixed charges excluding interest on deposits	NM	NM	1.01	1.80	2.24	1.94	1.23

INCLUDING INTEREST ON DEPOSITS:
Fixed Charges
Interest expense	$27,721	$52,750	$75,958	$55,683	$35,631	$18,795	$21,179
Interest factor in rent expense	522	734	623	556	502	369	417
Dividends—Preferred Stock	22,708	2,830	51	93	98	—	3,400

Total fixed charges	$50,951	$56,314	$76,632	$56,332	$36,231	$19,164	$24,996

Income
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	$(7,799)	$(52,355)	$646	$28,489	$28,557	$12,124	$7,294
Fixed charges (excluding preferred stock dividends)	28,243	53,484	76,581	56,239	36,133	19,164	21,596

Total income	$20,444	$1,129	$77,227	$84,728	$64,690	$31,288	$28,890

Ratio of income to fixed charges including interest on deposits	NM	NM	1.01	1.50	1.79	1.63	1.16

(1)
On September 17, 2010, Citigroup announced an agreement to sell its The Student Loan Corporation to Discover Financial Services ("Discover") and SLM Corporation ("Sallie Mae"). Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have not been restated due to the immateriality of the impact in those periods.

(2)
On May 1, 2009, Citigroup announced an agreement to sell its Nikko Cordial Securities to Sumitomo Mitsui Banking Corporation (hereafter SMBC). Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have been restated on a comparable basis.

(3)
On July 11, 2008, the Company announced an agreement to sell its German retail banking operations to Credit Mutuel. Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have been restated on a comparable basis.

(4)
On April 17, 2008, Citigroup announced an agreement to sell most of Citigroup's CitiCapital business unit to GE Capital. Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have been restated on a comparable basis.

(5)
On December 1, 2005, Citigroup completed the sale of substantially all of Citigroup's Asset Management Business to Legg Mason, Inc. Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income.

(6)
On July 1, 2005, Citigroup completed the sale of Citigroup's Travelers Life & Annuity and substantially all of Citigroup's international insurance businesses to MetLife, Inc. Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income.

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  Exhibit 12.02